Exhibit 10.2

Critical Path, Inc.
Two Harrison Street
Second Floor
San Francisco, CA 94105

MEMORANDUM

Date:	August 10, 2007

To:	Mark Palomba

From:	Michael Plumleigh, General Counsel and Secretary

Re:	Confirmation of Compensation Changes

On behalf of the Company and the Board of Directors, I am pleased to confirm the Compensation Committee’s approval of the following changes to your compensation in recent Committee meetings:

On April 13, 2007, the Compensation Committee approved an increase in your base salary to $325,000.

On July 20, 2007, the Compensation Committee approved a further increase in your base salary to $375,000, retroactive to June 15, 2007, in connection with your promotion and appointment as Chief Executive Officer. The Committee also approved the following changes to your 2007 incentive compensation plan effective for the second half of 2007: (i) your potential profitability incentive has been increased to $43,750 for each of the final two quarters of 2007 if the Company is profitable for the quarter on an adjusted EBITDA basis; and (ii) an additional potential incentive bonus of up to $57,500 for achievement by the end of the fiscal year of certain performance objectives to be defined by the Committee. The other performance incentives in your current compensation plan remain the same.

To the extent necessary, your Agreement is hereby deemed amended, effective as of the date hereof, consistent with the foregoing. All other provisions of your Agreement remain in full force and effect.

Please acknowledge the foregoing by signing the enclosed copy below and returning it to the Company. The original is for your records.

Acknowledged:
/s/ Mark Palomba
Mark Palomba
Dated: August 11, 2007